EXHIBIT 10.63

                                         EXECUTIVE SALARY CONTINUATION AGREEMENT

     This Executive Salary Continuation Agreement (the "Agreement") is made this 31st day of March, 1995 between Sierra Tahoe Bancorp (hereinafter the "Bancorp") a California corporation and Martin R.
Sorensen (hereinafter the "Executive").
                                                        RECITALS:
     WHEREAS, Bancorp deems Executive's future counsel and advice to be valuable to it by virtue of Executive's experience as an executive officer of Bancorp's subsidiary Truckee River Bank, the tenure of Executive's employment with Truckee River Bank and Bancorp and further by virtue of Executive's acknowledged reputation in the banking field; and
     WHEREAS, Bancorp deems it to be in its best interest to enter into a contract wherein it engages Executive to act as a consultant and advisor to Bancorp after Executive's retirement and/or termination of full time employment as hereafter specified.
     NEW, THEREFORE, Bancorp and Executive agree as follows:
                                                       AGREEMENTS:
     1. This Agreement is a distinct and separate agreement from any employment agreement entered into between the parties, and shall not in any way vary the terms of that agreement, if it exists, except as specifically provided herein.
     2. If Executive continues in the employment of Bancorp until he or she attains the age of sixty-five (65) years or in the alternative leaves after completing five years of continuous service from the date of May 2, 1994, then Executive shall be eligible for compensation as hereafter set forth in Schedule A in consideration for his or her election and mutually agreed retention to act as a consultant for a term of five years following Executive's retirement or termination of full time employment and further in consideration of his or her covenant not to accept employment as a consultant, advisor, or employee of any other financial institution during the five year term.


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     In the event Executive terminates  employment before the completion of five years of continuous service, Executive shall be eligible for 20% of the compensation as hereafter set forth in Schedule A for each completed year of service. The compensation defined in Schedule A shall be deemed to be earned at the completion of each year described in Schedule A.
     In lieu of receiving a lump sum pursuant to Schedule A, Executive may elect, within thirty (30) days of termination or retirement, to receive two hundred and forty (240) equal monthly installments to be paid to him or her or such other beneficiary as determined pursuant to Paragraph 8 herein. If Executive shall have attained the age of sixty-five (65) before retirement, such installments shall equal $50,000 on an annual basis. If Executive shall retire or leave the service of Bancorp prior to age sixty-five (65), such installments shall equal a pro rata share of $50,000 per annum as the vested accumulated benefit bears to the total accumulative benefit described in Schedule A as "total needed."
     3. Bancorp agrees that upon such termination or retirement and engagement of Executive as a consultant for Bancorp that it will pay to Executive until death the annual amount described in Schedule A attached hereto and incorporated herein; or after death Bancorp agrees to pay to Executive's spouse or other person (or persons designated by Executive by the delivery by such directions in
writing  to  Bancorp  or,  in  the  event  or  failure  to  so  designate   such
beneficiaries,   to  the  qualified  personal   representative,   executor,   or
administrator of Executive's estate) the amount of any remaining payments owed at the time of death to Executive as set forth in Schedule A.
     4. Executive agrees that he or she will devote as much time as is necessary and required by Bancorp, but not to exceed 25 hours per month, as a consultant to Bancorp at an hourly fee of $150.00. It is expressly understood that the compensation paid under this Paragraph 4 and Paragraph 3 above is strictly in consideration for the retention of Executive to act as a consultant and advisor to Bancorp and to not undertake consulting work or to be employed by any other financial institution during a five year term. The hourly compensation provided for in this Paragraph 4 is in addition to the amount set forth in Paragraph 3. Executive agrees to make himself or herself available to the management of Bancorp and its subsidiaries, its boards of directors and other specified individuals that management or the board may


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designate for the purpose of advising and consulting  with those  individuals on behalf of Bancorp and its subsidiaries. Bancorp shall reimburse Executive for all reasonable travel and expenses incurred by Executive in the nature of Executive's consulting or advisory work, requiring travel to locations outside of the main office or executive offices of Bancorp. In the event Executive is not residing in the community where Bancorp's principal offices are located, Bancorp agrees to reimburse Executive for all travel from Executive's residence to the main office or executive offices of Bancorp provided the same does not exceed 200 miles one way.
     Executive  agrees  that  during his or her  engagement  he or she will keep
himself  or  herself  informed   concerning  the  affairs  of  Bancorp  and  its
subsidiaries by reviewing reports and other data supplied to Executive by Bancorp. Executive agrees to review these items without charge to Bancorp.
     5. The status of Executive when engaged as a consultant as contemplated by this Agreement shall be that of independent Contractor. Bancorp shall not direct Executive as to the method or way by which Executive shall perform his or her counseling and/or advisory services to Bancorp or its subsidiaries.
     6. In the event Executive retires at age sixty-five (65) or upon a date mutually agreed upon thereafter; or, terminates his or her employment prior to retirement and receives the benefits as provided in Schedule A herein, Executive further agrees he or she will not become an owner, employee advisor or consultant for any business which is substantially similar to or in competition with the business of Bancorp or its subsidiaries and which competing business is located within a 150 mile radius of any office of Bancorp or its subsidiaries.
     7. In the event this Agreement has not been terminated and Executive should die while actively employed by Bancorp (prior to his or her attaining the age of sixty-five (65) or terminating employment), Bancorp will pay an annual sum of
$50,000.00   per  year  to  Executive's   surviving   spouse  in  equal  monthly
installments for a period of twenty (20) years. In the event Executive is not survived by a spouse, then said amount shall be paid to those individuals named in writing by Executive as contingent payees in the event of Executive's spouse's death. In the event Executive dies without a spouse and has not named


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contingent   payees,   the  amount  shall  be  paid  to   Executive's   personal
representative upon his or her qualification as executor or administrator.

     8. In the event Executive dies after retiring or terminating employment and while engaged as a consultant, Bancorp will pay the remaining amount of unpaid installments to Executive's spouse or other named contingent beneficiary in the same manner as provided in Paragraph 7 above.

     9. Should Executive terminate his or her employment prior to age sixty-five
(65), he or she may elect to forfeit the benefits of this Agreement in exchange for his or her right to consult for and advise other businesses in competition with Bancorp and shall be free of any restrictive covenants herein in such event; provided, however, Executive shall strictly hold confidential any customer lists or confidential and proprietary data developed and owned by Bancorp or its subsidiaries. 10. Except as hereafter set forth, Bancorp reserves the right to terminate this Agreement as to any unvested benefits for any reason in its sole and absolute discretion of Bancorp; provided, however, that Executive shall be entitled to the accrued and vested amount set forth on Schedule A attached hereto based upon the number of years from the date of this Agreement as set forth in the Schedule. Said vested and accrued entitlement shall be paid in the event of termination of this Agreement by Bancorp to Executive in one lump sum. Bancorp shall give fifteen (15) days prior written notice to Executive of any intent to terminate this Agreement. The foregoing notwithstanding, in the event of a successful merger, acquisition, business combination or tender offer the acceptance of which was not recommended by a majority of the directors of Bancorp, then in such event Executive shall be entitled in a single lump sum payment in the total amount to which Executive would otherwise have been entitled under the provisions of Paragraph 2 as if Executive had served through all five years as specified on Schedule A. Also, in such event only, Executive shall be excused and shall not be obligated to act as a consultant as otherwise provided in this Agreement.



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     11. Neither Executive,  Executive's spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, or in any way exercise any control or anticipatory right over said benefits or should any of said benefits be subject to seizure for the payments of any debts, judgments, alimony or separate maintenance which may be owed by Executive or his or her beneficiary or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts to execute or issue any assignment, computation,
hypothecation,   transfer  or  disposal  of  the  benefit  hereunder,  Bancorp's responsibilities, liabilities, and obligations shall forthwith immediately cease and terminate as to any benefits not vested and accrued.
     12. Nothing contained in this Agreement shall be construed to alter, abridge or in any manner affect the rights and privileges of Executive to participate in and be covered by any pension, profit sharing or other retirement plan(s); group insurance; bonus or similar employment benefits plans; or the benefits which Bancorp may now have or hereafter adopt for its general employees.
     13. Bancorp reserves the absolute right in its sole and exclusive discretion either to: (i) fund by cash, insurance or otherwise the obligation undertaken by this Agreement; or (ii) to not fund the obligation in advance. Should Bancorp elect to fund in advance the obligations anticipated under this Agreement in whole or in part through the medium of life insurance or annuities or both, then Bancorp shall be deemed the sole owner and beneficiary of the policy. Bancorp reserves the absolute right in its sole discretion to terminate such life insurance or annuities as well as any other funding program at any time in whole or in part and cancel any advance funding mechanism. At no time shall Executive be deemed to have any right, title or interest in any specified asset or assets of Bancorp used to fund obligations hereunder including but not by way of restriction any insurance or annuity contract(s) or the proceeds thereof.
     14. Any advance funding of obligations hereunder by use of insurance products shall not in any way be considered to be security for the performance of the obligations of this Agreement. The obligation of Bancorp shall be considered to be paid from current available resources and otherwise unsecured.


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     15. If Bancorp  purchases a life insurance or annuity policy on the life of
Executive to fund any obligations under this Agreement, Executive agrees to cooperate with the issuance of such policy(ies) and sign any and all documents which may be required for that purpose and to undergo any medical examination or test which may be required or necessary.
     16. This Agreement shall not be construed as giving Executive or his or her beneficiary any greater rights or higher priority than those of any other unsecured creditor of Bancorp.
     17. This Agreement shall be binding upon and inure to the benefit of Executive and his or her personal representatives, agents and assigns. To the extent consistent herewith, this Agreement shall also inure to any successor organization which shall succeed to substantially all of the stock or assets of Bancorp.
     18. Executive reserves the right to change the name of his or her named primary and contingent beneficiaries by separate letter from time to time or upon properly notifying Bancorp or its successor of this document in writing as to the successor beneficiary of such benefits. Bancorp reserves the right to require a spouse's signature thereon if in the opinion of counsel such a consent is required.
     19. In the event Executive, within two years of the execution of this Agreement, takes his or her own life, any and all amounts unpaid under this Agreement shall be deemed to have fully lapsed and terminated prior to such an event and Bancorp shall have no liability to Executive or any other persons who otherwise would be entitled to benefits under this Agreement.
     IN WITNESS WHEREOF, we have executed this Agreement.
                                                 SIERRA TAHOE BANCORP


                                                 By: /s/ William Fike
                                                 Its Chief Executive Officer


                                                 Accepted and Agreed:


                                                 /s/ Martin R. Sorensen
                                                 Martin R. Sorensen



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Truckee River Bank

SALARY CONTINUATION PLAN
CALCULATION OF ANNUAL CONTRIBUTION
Marty Sorensen


Date of Retirement..................    02.23.2009
Plan Commencement...................    05.01.1994
Retirement Benefit..................    $50,000 per year for 20 years
Discount Rate     ..................    10 percent
Years to Accrue.....................    14 years 10 months


                           SCHEDULE A

ACCRUAL PER YEAR                                            Accumulated

     1994......................            8,767                   8,767
     1995......................           14,292                  23,059
     1996......................           15,789                  38,848
     1997......................           17,442                  56,289
     1998......................           19,268                  75,558
     1999......................           21,286                  96,843
     2000......................           23,515                 120,358
     2001......................           25,977                 146,335
     2002......................           28,697                 175,032
     2003......................           31,702                 206,734
     2004......................           35,022                 241,756
     2005......................           38,689                 280,445
     2006......................           42,740                 323,185
     2007......................           47,216                 370,400
     2008......................           52,160                 422,560
     2009......................            9,210                 431,770




     TOTAL NEEDED                    $   431,769
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